Exhibit 99.3

CONSENT OF BARRINGTON RESEARCH ASSOCIATES, INC.

The Board of Directors

OPKO Health, Inc.

4400 Biscayne Boulevard, Suite 1180

Miami, Florida 33137

We hereby consent to the inclusion of our opinion letter, dated April 23, 2013, to the Board of Directors of OPKO Health, Inc. (“OPKO”) as Annex B to the proxy statement/prospectus included in the initially filed Registration Statement on Form S-4 (the “Registration Statement”) of OPKO relating to the proposed merger of a wholly-owned subsidiary of OPKO with and into PROLOR Biotech, Inc., and to all references to Barrington Research Associates, Inc. and our opinion contained therein.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted, or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus, or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BARRINGTON RESEARCH ASSOCIATES, INC.

By:	/s/ Gregory Paris
Name: Gregory Paris Title: Executive Vice President & COO

Chicago, Illinois

June 26, 2013